Exhibit 10(s)

CenterPoint Energy, Inc.
Summary of Senior Executive Officer Compensation

The following is a summary of compensation paid to the Chief Executive Officer, Chief Financial Officer, Executive Vice President and Senior Vice President and General Counsel identified below (to whom we collectively refer as our “senior executive officers”) of CenterPoint Energy, Inc. (the “Company”). For additional information regarding the compensation of the senior executive officers, please read the definitive proxy statement relating to the Company’s 2018 annual meeting of shareholders to be filed pursuant to Regulation 14A.

Base Salary. The following table sets forth the annual base salary of the Company’s senior executive officers effective April 1, 2018:

Name and Position	Base Salary
Scott M. Prochazka President and Chief Executive Officer	$1,260,000
William D. Rogers Executive Vice President and Chief Financial Officer	$595,000
Tracy B. Bridge Executive Vice President and President Electric Division	$540,000
Dana C. O’Brien Senior Vice President and General Counsel	$515,000

Short Term Incentive Plan. Annual bonuses are paid to the Company’s senior executive officers pursuant to the Company’s short term incentive plan, which provides for cash bonuses based on the achievement of certain performance objectives approved in accordance with the terms of the plan at the commencement of the year. Information regarding awards to the Company’s senior executive officers under the short term incentive plan is provided in definitive proxy statements relating to the Company’s annual meeting of shareholders. In February 2018, the Compensation Committee of the Company approved the following:

•	No changes were made to Mr. Prochazka’s short-term incentive target of 115%;

•	No changes were made to Mr. Rogers’s short-term incentive target of 75%;

•	No changes were made to Mr. Bridge’s short-term incentive target of 75%; and

•	No changes were made to Ms. O’Brien’s short-term incentive target of 65%.

Long Term Incentive Plan. Under the Company’s long term incentive plan, the Company’s senior executive officers may receive grants of (i) stock option awards, (ii) stock appreciation rights, (iii) stock awards, (iv) restricted stock unit awards, (v) cash awards and (vi) performance awards. The current forms of the applicable award agreements pursuant to the Company’s long term incentive plan are included as exhibits hereto. In February 2018, the Compensation Committee of the Company approved the following:

•	Mr. Prochazka’s long-term incentive target was increased from 400% to 435%;

•	Mr. Rogers’s long-term incentive target was increased from 195% to 200%;

•	Mr. Bridge’s long-term incentive target was increased from 160% to 170%; and

•	Ms. O’Brien’s long-term incentive target was increased from 155% to 160%.